Exhibit (D)(2)

January 9, 2018

STRICTLY CONFIDENTIAL

RPX Corporation

One Market Plaza, Suite 1100

San Francisco, California 94105

Attention: Martin E. Roberts

Ladies and Gentlemen:

1. In connection with the consideration of a possible negotiated transaction (a “Transaction”) between HGGC, LLC (“you”) and RPX Corporation (“RPX”), each party may request that the other party (the “Disclosing Party”) or its Representatives (as defined below) furnish to such party (the “Receiving Party”) or its Representatives certain information concerning the Disclosing Party, its subsidiaries or its affiliates (as defined below).

2. As a condition to the Receiving Party being furnished with such information, the Receiving Party agrees that it will, and will direct its Representatives to, treat any information (including, without limitation, oral, written and electronic information) concerning the Disclosing Party, its subsidiaries or its affiliates that has been or may be furnished to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party or any of its Representatives (including the existence of this letter agreement or the fact that you are considering a Transaction), together with that portion of any analyses, compilations, forecasts, studies, notes, interpretations, memoranda and other documents and materials prepared by the Receiving Party or any of its Representatives, or otherwise on its behalf, to the extent any of the foregoing contain, reflect or are based on or derived from, in whole or in part, such information (collectively referred to as the “Evaluation Material”), in accordance with the provisions of this letter agreement (this “letter agreement”). The term “Evaluation Material” does not include information that (a) was or becomes available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in violation of this letter agreement, (b) was or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party, (c) at the time of disclosure is already in the Receiving Party’s or any of its Representatives’ possession, provided that such information is not known by the Receiving Party to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party, or (d) was or is independently developed by the Receiving Party or any of its Representatives without reference to, incorporation of, or other use of any Evaluation Material. As used in this letter agreement, the term “Representatives” shall mean, when used in relation to any person, such person’s subsidiaries and affiliates (including affiliated investment funds and their investors) and its and their respective partners, members, directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants), financing sources, and other representatives to whom Evaluation Material has been, or hereafter is, provided; provided that no Restricted Person (or its directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants), financing sources, and other representatives) shall be a “Representative” unless and until the Disclosing Party authorizes the Receiving Party in writing to disclose Evaluation Material to such

Restricted Person. The term “Restricted Person” shall mean (a) any subsidiary or affiliate of the Receiving Party that is materially engaged in any business other than that of making or evaluating investments, (b) any financing source other than (i) the Receiving Party’s affiliated funds or vehicles and their respective investors as of the date of this letter agreement who have a bona fide reason to receive Evaluation Material in connection with a Transaction or (ii) any bone fide third party institutional lenders who are or may be engaged to provide debt financing to the Receiving Party, (c) any person that is or holds itself out to be materially engaged in the business of intellectual property consulting, (d) any person that is or holds itself out to be principally engaged in the business of intellectual property licensing, and (e) any advisor that does not have national or international standing in a field or fields for which a party situated similarly to the Receiving Party would customarily retain such an advisor in connection with consideration of a transaction such as the Transaction. As used in this letter agreement, the term “person” shall be broadly interpreted to include any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity. As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3. In consideration of the Receiving Party being furnished Evaluation Material, the Receiving Party agrees that such Evaluation Material will be used by it and its Representatives solely for the purpose of evaluating, negotiating, executing and implementing a Transaction and that such information will be kept confidential by the Receiving Party and its Representatives and will not be disclosed, directly or indirectly, to any other person, except to the extent that disclosure of such information (a) has been consented to in writing by the Disclosing Party, (b) is required by applicable Legal Requirement (as defined in, and subject to compliance with, paragraph 6) or (c) is made to the Receiving Party’s Representatives who need to know such information for the purpose of evaluating, negotiating, executing and implementing a Transaction (it being understood that the Receiving Party’s Representatives shall have been advised of this letter agreement and shall have been directed to comply with the provisions applicable to Representatives). In any event, the Receiving Party agrees that it will be liable for any breach of the provisions of this letter agreement applicable to Representatives unless such Representatives enter into a confidentiality agreement with the Disclosing Party in connection with the Transaction. RPX acknowledges that your personnel may serve as directors of portfolio companies of your affiliated investment funds. Subject to such personnel’s compliance with the terms of this letter agreement, such portfolio companies will not be deemed to be Representatives or to have received the Evaluation Material solely due to the dual role of any such person.

4. Neither party nor any of their respective Representatives shall initiate or maintain contact with any of the other party’s or any of its subsidiaries’ known customers, suppliers, financing sources, other business counterparties or current or former employees or consultants regarding the Transaction or the Evaluation Material except with the express permission of the other party. Each party will submit all: (i) communications regarding a Transaction; (ii) requests for additional information; (iii) requests for facility tours or management meetings; and (iv) questions regarding procedures, only to persons specifically designated by the other party for that purpose.

5. For a period of twelve (12) months after the date of this letter agreement, neither party nor any of their respective subsidiaries or controlled affiliates that receive Evaluation Material will, directly or indirectly, solicit for employment any officer or employee of the other party or any of its subsidiaries or controlled affiliates, in each case, with whom such party or, to the knowledge of such party, its Representatives came into direct contact during the discussions or evaluation process contemplated by this letter agreement or otherwise induce or attempt to induce such officer or employee to terminate his or her employment relationship with the other party or any of its subsidiaries or affiliates; provided, however, the foregoing provision will not prevent either party or its subsidiaries or controlled affiliates from soliciting or hiring for employment any such person (i) in response to general solicitations (including the use of employment agencies) or advertisements in periodicals including newspapers and trade publications so long as such solicitations or advertisements are not specifically directed at employees of the other party or its subsidiaries or controlled affiliates, (ii) any person who first contacts the other party or its subsidiaries or controlled affiliates on his or her own initiative without any solicitation by the other party or its subsidiaries or controlled affiliates or (iii) any person who (A) is not employed by the other party for a period of at least six (6) months at the time of such solicitation or hiring and (B) ceased to be employed by the other party other than in circumstances in connection with the breach of the terms of this letter agreement.

6. In the event that the Receiving Party or any of its Representatives are required by law, regulation, stock exchange rule or other applicable judicial or governmental process (including, without limitation, any formal written request by deposition, interrogatory, subpoena, civil investigative demand or similar process, or by governmental or regulatory authority) (any of the foregoing, a “Legal Requirement”) to disclose any Evaluation Material, the Receiving Party will, to the extent permitted by applicable Legal Requirement and other than in connection with a bone fide routine examination or inspection by a recognized government, regulatory agency or self-regulatory organization that is not known by the Receiving Party to be targeted at the Disclosing Party, provide the Disclosing Party with prompt written notice of such requirement prior to making such disclosure so that the Disclosing Party may seek (at the Disclosing Party’s sole expense, which shall include the reasonable and documented out-of-pocket legal fees and other expenses of the Receiving Party) an appropriate protective order or other remedy, and the Receiving Party will use reasonable efforts (at the Disclosing Party’s sole expense, which shall include the reasonable and documented out-of-pocket legal fees and other expenses of the Receiving Party) to consult and cooperate with the Disclosing Party as the Disclosing Party may reasonably request to the extent permitted by applicable Legal Requirement with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such requirement. If a protective order or other remedy is not obtained and, based on the advice of counsel, the Receiving Party is required to disclose Evaluation Material, the Receiving Party (a) may, without liability hereunder, disclose such information only to the extent required by, or advisable in respect of, applicable Legal Requirement, based on the advice of its counsel, (b) will exercise reasonable efforts (at the Disclosing Party’s sole expense, which shall include the reasonable and documented out-of-pocket legal fees and other expenses of the Receiving Party) to obtain assurance that confidential treatment will be accorded to such information that is being disclosed and (c) will, to the extent permitted by applicable Legal Requirement, give advance notice to the Disclosing Party of the information to be disclosed as far in advance as is practicable. In any event, neither the Receiving Party nor any of its Representatives will oppose any reasonable action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information.

7. This letter agreement shall not be deemed to transfer any rights (ownership or otherwise) in any Evaluation Material; as such, all rights of the Disclosing Party in and to Evaluation Material disclosed by or on behalf of the Disclosing Party or any of its Representatives shall be and remain the property of the Disclosing Party. In the event that either party determines not to proceed with a Transaction, such party will promptly inform the other party of that decision and, in that case or at any other time upon the written request of the other party, in such other party’s sole discretion, the first party and its Representatives shall promptly, at its option (which shall be promptly communicated in writing to the other party), destroy (and shall certify such destruction in writing, email acceptable, to the other party by one of the first party’s authorized representatives) or return to the other party all written, electronic or other tangible Evaluation Material for which the first party was the Receiving Party hereunder (whether prepared by the first party, its Representatives or otherwise on the first party’s behalf or by the other party, its Representatives or otherwise on the other party’s behalf) and will not retain any copies of such Evaluation Material. Notwithstanding such destruction or return, all oral Evaluation Materials and the information embodied in all Evaluation Materials will continue to be held confidential pursuant to the terms of this letter agreement. Notwithstanding anything to the contrary in this letter agreement, (i) without in any way limiting the Receiving Party’s and its Representatives’ express obligations under this letter agreement, neither the Receiving Party nor its Representatives will be deemed to be in breach of this letter agreement solely by remembering and using its overall knowledge and understanding of the industry that comes as a result of reviewing Evaluation Material, (ii) the Receiving Party and its Representatives may retain copies of the Evaluation Material in accordance with applicable Legal Requirements and bona fide policies and procedures implemented by such persons solely in order to comply with law, regulation or professional standards and (iii) the obligation to return or destroy Evaluation Material shall not cover information that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices in accordance with the Receiving Party’s or its Representatives’, as applicable, bona fide compliance and document retention policies or applicable Legal Requirement, so long as, in each case, such information is accessible by only legal, IT or compliance personnel; provided, however, that any Evaluation Material so retained will continue to be held confidential pursuant to the terms of this letter agreement.

8. The Receiving Party understands and acknowledges that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Disclosing Party, its Representatives or any other person. The Receiving Party agrees that, except as set forth in a definitive written agreement, if any, with respect to a Transaction executed by you and RPX, neither the Disclosing Party nor any of its Representatives shall assume any responsibility or have any liability to the Receiving Party or any of its Representatives resulting from the selection or use or non-use of the Evaluation Material by the Receiving Party or its Representatives or any errors therein or omissions therefrom, regardless of any decision made in reliance on the Evaluation Material. Only those representations or warranties that are made in a definitive written agreement, if any, with respect to a Transaction executed by you and RPX, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9. Each party acknowledges and agrees that no offer to enter into a Transaction and no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between you and RPX or any of their respective affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by you and RPX and/or their subsidiaries or affiliates, as applicable. Each party agrees that unless and until a definitive written agreement providing for a Transaction has been executed, neither you nor RPX nor any of their affiliates will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement (except for the matters specifically agreed to herein) or otherwise or by virtue of any written or oral expression with respect to a Transaction by either party’s respective Representatives. Each party further acknowledges and agrees that the other party may at any time, in its sole discretion, for any reason or no reason, without prior notice to the other party, reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, terminate discussions and negotiations with the other party and its Representatives or refuse to provide any further access to the Evaluation Materials. Nothing contained in this letter agreement or the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property.

10. For a period of twelve (12) months after the date of this letter agreement, unless it shall have been specifically invited in writing by the other party, neither party nor any of its controlled affiliates (excluding officers, employees and directors acting in their individual capacities) will in any manner, directly or indirectly, (i) acquire or obtain any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any equity securities of the other party or securities or rights convertible into or exercisable or exchangeable for any equity securities of the other party (including any obligations measured by the price or value of any securities of the other party or any of its affiliates, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise without first obtaining approval of the Board of Directors (or a special committee thereof) of the other party; (ii) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or publicly announce any intention to effect or cause or participate in: (a) any unsolicited tender or exchange offer for the acquisition of all or substantially all of the assets of the other party or any of its affiliates; or (b) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) with respect to any voting securities of the other party in the election of directors of the other party; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act but excluding any group involving solely the party and its Representatives) with respect to the common shares or any other voting securities of the other party or any securities convertible into common shares or any other voting securities of the other party or otherwise act in concert with any person (other than its Representatives) in respect of any such securities; (iv) otherwise act, alone or in concert with others, to seek to control the Board of Directors of the other party or to obtain representation on the Board of Directors of the other party; (v) take any action which would reasonably be expected to require the other party to make a public announcement regarding any of the matters set forth in this paragraph 10; or (vi) enter into any discussions, arrangements, understandings or contracts with any third party other than its Representatives providing for any of the foregoing. Each party also agrees during such twelve (12) month period not to request, or solicit or induce another person to request, the other party (or any of its Representatives), directly or indirectly, to amend, waive or publicize any provision of this paragraph 10 (including this sentence), if any such request, solicitation or inducement would reasonably be expected to require the other party to make a public announcement regarding any of the matters set forth in this paragraph 10. Notwithstanding any provision of this paragraph 10, (i) either party may, without the separate invitation, consent or authorization of the other party, make a private (subject to any disclosure obligations imposed by law or regulation) transaction proposal to the other party involving the Company for consideration by the management or Board of Directors of the other party; and (ii) the restrictions set forth in this paragraph 10 shall immediately terminate with respect to the Subject Party (as defined below) in the event that a party (the “Subject Party”) (i) enters into or publicly announces a definitive agreement (a “Definitive Acquisition Agreement”) with a third party other than the other party or its controlled affiliates providing for (x) the acquisition, directly or indirectly, of not less than a majority of the outstanding voting equity of the Subject Party or all or substantially all of the assets of the Subject Party and its subsidiaries on a consolidated basis or (y) the merger with the Subject Party or a subsidiary of the Subject Party if, as a result of such merger, the Subject Party’s stockholders immediately prior to such merger will not own directly or indirectly 50% or more of the equity of the surviving entity in such merger (each, an “Acquisition”) or (ii) a tender or exchange offer for all or a majority of the outstanding voting equity of the Subject Party is commenced by any person (other than either party or its affiliates) who in connection therewith files a Schedule TO with the Securities and Exchange Commission and within ten (10) business days thereafter, the board of directors of the Subject Party has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Subject Party not tender or exchange any equity securities of the other party into such tender or exchange offer. Notwithstanding anything to the contrary contained in this letter agreement, you retain sole discretion to (i) vote any shares of common stock of RPX beneficially owned by you or your affiliates as of the date hereof (“Owned Shares”) in any manner on any matters or proposals voted on by the stockholders of RPX, (ii) sell or dispose of any or all Owned Shares (subject to securities laws regarding the sale of securities) or (iii) tender or exchange any of your Owned Shares in any tender offer or exchange offer made to the stockholders of RPX.

11. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each party hereby represents that, as of the date hereof, it and its subsidiaries do not, directly or, to such party’s knowledge, indirectly, (i) own of record or beneficially more than five (5) percent of the securities of the other party or (ii) possess or have the right to possess (whether upon the occurrence of an event, lapse of time or otherwise) any economic interest, voting right or other right with respect to more than five (5) percent of the securities of the other party or any of its subsidiaries, including Derivative Securities.

12. To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, each party acknowledges that the parties have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agree that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall, to the maximum extent permitted by applicable law, remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine. Each party agrees to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines, in each case, solely to the extent the Receiving Party is made aware of such circumstance and is requested to take such reasonable measures by the Disclosing Party.

13. Each party represents to the other party that this letter agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it. Each party acknowledges and agrees that the other party would be irreparably injured by a breach of this letter agreement by the first party or its Representatives and that monetary remedies would be inadequate to protect the other party and its subsidiaries against any actual or threatened breach of this letter agreement by the first party or its Representatives. Accordingly, each party agrees that the other party shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement, and that neither party nor any of their respective Representatives shall oppose the granting of such relief. Each party also agrees that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity to either party.

14. This letter agreement is governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles. Each party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this letter agreement. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15. This letter agreement and all rights and obligations hereunder shall terminate two (2) years after the date hereof.

16. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof or thereof shall be binding upon either party, unless approved in a writing signed by each party. The letter agreement between you and RPX, dated October 13, 2017, is superseded in all respects by this agreement and is hereby terminated and no longer in effect. This letter agreement may not be modified or amended by any “clickthrough” agreement. Any attempted waiver or amendment in violation of this provision shall be void ab initio. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent (email acceptable) of the other party shall be void except to a successor in interest of the assigning party or an acquiror of all or substantially the assets of the assigning party. No failure or delay in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity or unenforceability of any provision of this letter agreement shall not affect, impair or invalidate the remainder of this letter agreement, which shall remain in full force and effect.

17. This letter agreement may be executed in counterparts (including, without limitation, via electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Subject to the Receiving Party’s observance of the obligations set forth herein, nothing in this letter agreement shall prevent the Receiving Party or its Representatives from evaluating a possible investment in and/or collaborating with, or entering into any transaction with (including an investment in), or monitoring, managing, maintaining or otherwise acting with respect to an investment in, a company whose business is similar to or competitive with the business of the Disclosing Party. The Disclosing Party acknowledges that, in the event that companies in which the Receiving Party deals with independently develop, in a manner that does not breach the express terms of this letter agreement, similar or competitive paths regarding their services, technology and/or market development plans to those which are or may be pursued by the Disclosing Party, such independent development will not be deemed to breach this letter agreement based solely on the fact that such independent development is similar to that contained in the Evaluation Material.

[Signatures Follow]

Very truly yours,
HGGC, LLC

		By:	/s/ Richard F. Lawson, Jr.
Name: Richard F. Lawson, Jr.
Title: Co-Founder & CEO
Accepted and agreed as of the date first above written:

RPX Corporation

By:	/s/ David Anderson
Name: David Anderson
Title: CFO

[Signature Page to Confidentiality Letter Agreement]